As filed with the Securities and Exchange Commission on July 28, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SIX FLAGS ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3995059 (I.R.S. Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas 75050
(972) 595-5000
(Address of Principal Executive Offices)
SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Lance Balk, Esq.
General Counsel
Six Flags Entertainment Corporation
230 Park Avenue, 16th Floor
New York, New York 10169
(Name and address of agent for service)

(212) 652-9403
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Susan J. Daley, Esq.
Perkins Coie LLP
131 S. Dearborn, Suite 1700
Chicago, Illinois 60603

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.025 per share	4,000,000	$55.39(2)	$221,580,000(2)	$25,682

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement includes such indeterminate number of additional shares of Common Stock as may be issuable with respect to the Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange under the trading symbol “SIX” on July 25, 2017. The stated registration fee is paid herewith.

STATEMENT UNDER GENERAL INSTRUCTION E.
REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

This Registration Statement on Form S‑8 (the “Registration Statement”) registers an additional 4,000,000 shares of common stock, $0.025 par value per share, of the Registrant, available for issuance under the Six Flags Entertainment Corporation Long-Term Incentive Plan. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-168632) filed with the Securities and Exchange Commission on August 6, 2010 are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock of the Registrant offered hereby has been passed upon for the Registrant by Mr. Lance Balk, Executive Vice President and General Counsel of the Registrant. Mr. Balk is an officer and full-time employee of the Registrant and holds, subject to certain restrictions, options to purchase shares of Common Stock of the Registrant and certain other rights to shares of Common Stock of the Registrant granted under the Registrant's Long-Term Incentive Plan.

Item 8. Exhibits.

5.1	Opinion of Lance Balk, Esq., Executive Vice President and General Counsel
23.1	Consent of Lance Balk, Esq., Executive Vice President and General Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
99.1
Six Flags Entertainment Corporation Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement, filed with the Commission on March 21, 2017, Commission File No. 001-13703)

POWER OF ATTORNEY AND SIGNATURES

That each person whose signature appears below constitutes and appoints Lance Balk and Danielle Bernthal, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution, to act for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement on Form S-8 as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ James Reid-Anderson
Name:	James Reid-Anderson
Title:	Chairman of the Board, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ James Reid-Anderson	Chairman of the Board, President and Chief Executive Officer	July 28, 2017
James Reid-Anderson	(Principal Executive Officer)

/s/ Marshall Barber	Executive Vice President and Chief Financial Officer	July 28, 2017
Marshall Barber	(Principal Financial Officer)

/s/ Mario Centola	Vice President and Chief Accounting Officer	July 28, 2017
Mario Centola	(Principal Accounting Officer)

/s/ Kurt Cellar	Director	July 28, 2017
Kurt Cellar

/s/ Nancy A. Krejsa	Director	July 28, 2017
Nancy A. Krejsa

/s/ Jon L. Luther	Director	July 28, 2017
Jon L. Luther

/s/ Usman Nabi	Director	July 28, 2017
Usman Nabi

/s/ Stephen D. Owens	Director	July 28, 2017
Stephen D. Owens

/s/ Richard W. Roedel	Director	July 28, 2017
Richard W. Roedel

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Lance Balk, Esq., Executive Vice President and General Counsel

23.1	Consent of Lance Balk, Esq., Executive Vice President and General Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

99.1
Six Flags Entertainment Corporation Long-Term Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement, filed with the Commission on March 21, 2017, Commission File No. 001-13703)